Exhibit 99.1

Legacy Education Reports First Quarter Fiscal 2027 Results and Record Student Population

LANCASTER, Calif., Nov. 12, 2026 /PRNewswire/ — Legacy Education Inc. (“Legacy Education” or the “Company”) (NYSE American: LGCY), a provider of career education healthcare programs, today announced financial and operating results for the fiscal first quarter ended September 30, 2026.

Legacy Education Inc. will host a conference call to discuss its first quarter financial results on Thursday, November 12, 2026, at 4:30 p.m. Eastern time.

To access the live webcast of the conference call, please go to the investor relations section of the Legacy Education website at www.legacyed.com. Participants may also register via teleconference at: Q1 2027 Legacy Education Inc. Earnings Conference Call. Once registration is completed, participants will be provided with a calendar invitation and link to join the call. Participants are requested to register at least 15 minutes before the start of the call. An archived version of the webcast will be accessible for 90 days at www.legacyed.com. The toll-free dial-in number is (877) 407-9785 and the international dial-in number is (201) 689-8843.

First Quarter Fiscal 2027 Strategic Developments and Financial Highlights

Strategic Developments

●	In September 2026, Central Coast College entered into a lease for Legacy Education’s first planned campus outside California, in Houston, Texas. The Houston campus has successfully completed regulatory visits with the Texas Workforce Commission and the Accrediting Council for Continuing Education & Training (ACCET), and the Company expects to receive the related approvals by the end of November 2026. The Company expects the campus to open before December 31, 2026, subject to receipt of the required regulatory and accreditation approvals.

●	On November 8, 2026, the U.S. Department of Education approved Contra Costa Medical Career College’s change in ownership and control and issued a fully executed provisional program participation agreement expiring September 30, 2029, with no letter of credit or growth restrictions.

●	Contra Costa Medical Career College has obtained approval from ACCET and the Bureau for Private Postsecondary Education (BPPE) to offer three newly approved programs (Cardiac Sonography Associate of Applied Science, Veterinary Assistant, and MRI Associate of Applied Science) and plans to launch them in the second half of fiscal 2027.

●	Hired a Senior Vice President of Compliance and a Senior Vice President of Career Services and Strategic Partnerships.

Financial Highlights

●	Record student population of 3,684, up 5.4% from a year ago and up 9.1% from the last quarter.

●	New student starts of 1,006.

●	Revenue grew $0.6 million, or 3.1%, to $20.0 million.

●	Net income of $0.9 million.

●	Adjusted EBITDA of $2.1 million.

●	Net income margin of 4.3%, EBITDA margin of 5.3% and Adjusted EBITDA margin of 10.4%, reflecting continued investment in personnel and facilities to support growth, including the Phase 2 premises of our Wildomar, California lease and typical first quarter expenses relating to the annual financial audit and supporting legal expenses.

●	Balance sheet remains strong with $21.7 million in cash and cash equivalents, $47.8 million in current assets, $34.0 million in working capital, and minimal debt of $0.1 million.

“We are serving more students than at any point in our history. We ended the quarter with 3,684 students, up 5.4% from a year ago, and up 9.1% from the prior quarter,” said LeeAnn Rohmann, Chief Executive Officer of Legacy Education. “Our three fastest-growing programs, Ultrasound Technician, Sterile Processing, and Surgical Technology, generated 338 new starts, nearly double the 172 a year ago.

“In the first quarter, we invested in faculty, facilities, and new programs ahead of the revenue they are expected to generate. Therefore, profitability was lower than a year ago, as expected. Our priorities remain the same for the rest of the year: grow new student starts while maintaining our admissions standards, launch our newly approved programs, fill the capacity we have added, and keep costs aligned with the opportunity in front of us.”

FIRST QUARTER FISCAL 2027 FINANCIAL RESULTS

Quarter ended September 30, 2026 compared to September 30, 2025

●	Revenue for the three months ended September 30, 2026, increased by $0.6 million, or 3.1%, to $20.0 million, compared to $19.4 million for the same period in 2025, driven by a 5.4% increase in student enrollment to 3,684, supported by 1,006 new student starts.

●	Educational services expense for the three months ended September 30, 2026, increased by $1.3 million, or 13.0%, to $11.7 million, compared to $10.3 million in the prior-year period. The increase was primarily driven by increases in personnel costs, including payroll taxes, of $0.5 million, rent and occupancy costs of $0.5 million, including the Phase 2 premises of our Wildomar, California lease that commenced on July 1, 2026, externship fees of $0.2 million and share-based compensation of $0.1 million. As a percentage of revenue, educational services expense increased from 53.3% to 58.4% primarily due to higher personnel and rent and occupancy costs.

●	General and administrative expense was $7.2 million for the three months ended September 30, 2026, compared to $6.1 million for the three months ended September 30, 2025, an increase of $1.1 million, or 18.2%. The increase was primarily attributable to an estimated legal settlement of $0.7 million, increases in professional fees of $0.5 million and in computer support and business insurance of $0.1 million each, partially offset by a decrease in advertising expense of $0.3 million. Of the total general and administrative expense, $1.3 million and $1.6 million related to advertising expense for the three months ended September 30, 2026 and 2025, respectively.

●	Operating cash flow was $(0.9) million for the three months ended September 30, 2026, compared to $1.1 million in the prior-year period. The decrease was mainly due to lower net income and the timing of disbursements and income tax payments, with $0.4 million of income taxes paid in the current period and none in the prior-year period. Higher prepaid expenses and a smaller increase in deferred unearned tuition also reduced operating cash flow, partially offset by higher accrued liabilities, which include the $0.7 million estimated legal settlement accrued on September 30, 2026. Capital expenditures were $0.2 million in each period.

●	Balance sheet includes $21.7 million in cash and cash equivalents, $47.8 million in current assets, $86.9 million in total assets, $54.0 million in stockholders’ equity, and minimal debt of $0.1 million, providing liquidity for ongoing investments.

	Three Months Ended (Unaudited)
	September 30,
	2026	2025
Revenues:
Tuition and related income, net	$20,002,919	$19,401,023
Operating expenses:
Educational services	11,684,049	10,335,764
General and administrative	7,172,344	6,067,482
General and administrative - related party	89,200	175,300
Depreciation and amortization	176,363	123,827
Total costs and expenses	19,121,956	16,702,373

Operating income	880,963	2,698,650
Interest expense	(13,155)	(43,960)
Interest income	324,722	318,844
Total other income	311,567	274,884

Income before income taxes	1,192,530	2,973,534

Income tax expense	(323,820)	(786,574)
Net income (loss)	$868,710	$2,186,960

Net income per share
Basic net income per share	$0.07	$0.18
Diluted net income per share	$0.06	$0.16

Basic weighted average shares outstanding	12,807,415	12,458,551
Diluted weighted average shares outstanding	14,114,191	13,886,201

Selected Consolidated Balance Sheet Data:	September 30, 2026
(unaudited)
Cash and cash equivalents	$21,650,077
Current assets	47,762,617
Total assets	86,942,346
Current liabilities	13,750,693
Total stockholders’ equity	54,036,058

Important Information Regarding Non-GAAP Financial Information

To supplement Legacy Education’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Legacy Education furnishes certain adjusted non-GAAP supplemental information to its financial results regarding EBITDA and Adjusted EBITDA. The most directly comparable GAAP financial measure to each of EBITDA and Adjusted EBITDA is net income. EBITDA is calculated as net income before other expense (income), net, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA further adjusted to exclude non-cash stock-based compensation and the estimated legal settlement. We use such adjusted non-GAAP financial measures to evaluate our period-over-period operating performance because our management team believes that by excluding the effects of such adjusted GAAP-related items that, in their opinion, do not reflect the ordinary earnings of our operations, it enhances investors’ overall understanding of our current financial performance and our prospects for the future by (i) providing a more comparable measure of our continuing business, as well as greater understanding of the results from the primary operations of our business, (ii) affording a view of our operating results that may be more easily compared to our peer companies, and (iii) enabling investors to consider our operating results on both a GAAP and adjusted non-GAAP basis (including following the integration period of our acquisitions). However, this adjusted non-GAAP information is not in accordance with, or an alternative to, GAAP and should be considered in conjunction with our GAAP results as the items excluded from the adjusted non-GAAP information may have a material impact on Legacy’s financial results. A reconciliation of adjusted non-GAAP adjustments to Legacy’s GAAP financial results is included in the tables at the end of this press release.

In the noted fiscal periods, we adjusted net income for the items identified from our GAAP financial results to arrive at our adjusted non-GAAP financial measures:

Stock-based compensation - We exclude stock-based compensation to be consistent with the way management and, in our view, the overall financial community, evaluate our performance and the methods used by analysts to calculate consensus estimates. The expense related to stock-based awards is generally not controllable in the short term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include these charges in operating plans.

Legal settlement - The Company recorded an estimated legal settlement of $0.7 million as an accrued liability at September 30, 2026, included in general and administrative expenses for the three months ended September 30, 2026. In October 2026, the parties reached a settlement of the matter. Management has excluded this charge from Adjusted EBITDA because management believes the expense is not indicative of the Company’s ongoing operating performance.

RECONCILIATION OF NET INCOME, EBITDA, AND ADJUSTED EBITDA

	Three Months Ended
	September 30,
	2026	2025
Net income	$868,710	$2,186,960
Interest expense (income), net	(311,567)	(274,884)
Provision for income taxes	323,820	786,574
Depreciation and amortization	176,363	123,827
EBITDA	1,057,326	2,822,477

Stock-based compensation	337,270	269,246
Estimated legal settlement	687,500	0
Adjusted EBITDA	$2,082,096	$3,091,723

About Legacy Education Inc.

Legacy Education (NYSE American: LGCY) is a nationally accredited, for-profit post-secondary education company founded in 2009. Legacy Education provides career-focused education primarily in the healthcare field, with certificates and degrees for nursing, sonography, medical technicians, dental assisting, business administration, and several others. The Company offers a wide range of educational programs and services to help students achieve their professional goals. Legacy Education’s focus is on providing high-quality education that is accessible and affordable. Legacy Education is committed to growing its education footprint via organic enrollment growth, addition of new programs, and accretive acquisitions. For more information, please visit www.legacyed.com or follow us on LinkedIn @legacy-education-inc.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to the Company’s operations. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty, and changes in circumstances. Actual results may differ materially from those indicated by these forward-looking statements because of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in Legacy’s most recent Annual Report on Form 10-K and Legacy’s other filings made with the U.S. Securities and Exchange Commission. All such statements speak only as of the date of this press release. Consequently, forward-looking statements should be regarded solely as Legacy’s current plans, estimates, and beliefs. Legacy cannot guarantee future results, events, levels of activity, performance, or achievements. Legacy does not undertake and specifically declines any obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

Contact Legacy Education Inc.

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